UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G*

                    Under the Securities Exchange Act of 1934

                                 eChapman, Inc.
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                                (Name of Issuer)


                          Common stock, $.001 par value
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                         (Title of Class of Securities)

                                    26830Q103
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [x]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Pages 1 of 4 Pages

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CUSIP No.  26830Q103                  13G                      Page 2 of 4 Pages
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1.         NAMES OF REPORTING PERSON:
           S.S. or I.R.S. Identification No. of Above Individual (optional): N/A

           Nathan A. Chapman, Jr.
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2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                        (a) [  ]
                                                                        (b) [  ]
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3.         SEC USE ONLY

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4.         CITIZENSHIP OR PLACE OF ORGANIZATION:

           United States
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  NUMBER OF
                        5.    SOLE VOTING POWER:
    SHARES                    8,959,744
                        --------------------------------------------------------
BENEFICIALLY            6.    SHARED VOTING POWER:
                              0
   OWNED BY             --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER:
     EACH                     8,959,744
                        --------------------------------------------------------
   REPORTING            8.    SHARED DISPOSITIVE POWER:
                              0
 PERSON WITH:
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9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

           8,959,744
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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                             |_|
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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

           72.89%
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12.        TYPE OF REPORTING PERSON:

           IN
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CUSIP No.  26830Q103                  13G                      Page 3 of 4 Pages
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ITEM 1.

         (a)      Name of Issuer:

                  eChapman, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  401 East Pratt Street, 28th Floor,
                  Baltimore, Maryland  21202

ITEM 2.

         (a)      Name of Persons Filing:

                  Nathan A. Chapman, Jr.

         (b)      Address of Principal Business Office, or, if  none, Residence:

                  c/o eChapman, Inc.,
                  401 East Pratt Street, 28th Floor,
                  Baltimore, Maryland  21202

         (c)      Citizenship:

                  Mr. Chapman is a United States Citizen.

         (d)      Title of Class of Securities:

                  Common Stock, $.001 par value.

         (e)      CUSIP Number:

                  26830Q103

ITEM 3.

         Not applicable.

ITEM 4.    OWNERSHIP

         (a)      Amount Beneficially Owned:

                  8,959,744 shares, including 11,168 shares which could be purchased upon the exercise of stock options exercisable within 60 days of December 31, 2001.

         (b)      Percent of Class:

                  72.89%

         (c)      Number of Shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                        8,959,744
                  (ii)  Shared power to vote or to direct the vote:
                        0
                  (iii) Sole power to dispose or to direct the disposition of:
                        8,959,744
                  (iv)  Shared power to dispose or to direct the disposition of:

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CUSIP No.  26830Q103                  13G                      Page 4 of 4 Pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002
                                                 -------------------------------
                                                 Nathan A. Chapman, Jr.